Exhibit 99.1

For release: February 11, 2009, 9:00 p.m. EST	Contact: Mark J. Rittenbaum
Greenbrier announces work force reductions and other cost-cutting measures;
Company expects $16 million in annualized savings
     Lake Oswego, Oregon, February 11, 2009 — The Greenbrier Companies [NYSE:GBX] announced today it is downsizing its work force, implementing wage reductions, and introducing other cost-cutting measures in response to current macroeconomic conditions and continued softness in the railroad supply market. These actions will result in approximately $16 million of annualized savings in general and administrative expense ($7 million) and cost of revenue ($9 million). This reduction is in addition to about $10 million of reductions realized from initiatives undertaken in the Company’s fiscal 2008.
     The layoffs and early retirements this week will affect about 150 employees, most of whom are part of factory overhead at the Company’s Gunderson and Concarril new railcar facilities and at various Greenbrier Rail Services railcar repair and refurbishment shop locations. Staff reductions are also taking place at the Company’s corporate offices in Lake Oswego and other office locations in North America. Further cost reductions will also be implemented at the Company’s European new railcar operations.
     William A. Furman, president & chief executive officer, said, “We are taking firm action and will continue to make the right decisions in a proactive fashion. Such decisions are never easy and are never taken lightly. I am saddened by how these necessary actions will affect the lives of our employees, their families and the local communities in which we operate.”
     Furman continued, “Currently, we are producing new railcars on five production lines at our three facilities in North America: GIMSA and Concarril in Mexico, and Gunderson in Portland, Oregon. Gunderson also performs railcar refurbishment work and marine barge manufacturing. Based on current market demand, it is unlikely we will be able to continue to support current levels of new railcar production. We will likely consolidate production and temporarily shutter one of our Mexico facilities this summer until new railcar demand improves. This move could affect about 700 workers.”
     “Depending on the outcome of certain negotiations with our joint venture partner at GIMSA, and with a major customer, we expect to continue production on both production lines at GIMSA and shutter production at Concarril. We are completing negotiations with our partner regarding an option to increase our ownership in this venture, located in Monclova, Mexico. Railcars currently being built for one of our major customers at GIMSA may be surplus to their current plans and needs in the current market environment. We are discussing a possible renegotiation of the contract to our mutual benefit. We believe our contracts give us adequate protection in the event of renegotiation or cancellation.”
     Furman concluded, “We will continue to operate our Gunderson facility in Portland, Oregon, which has a strong marine backlog. If market demand does not support continuous new railcar production, about 70 workers will be moved to marine and railcar refurbishment & repair in late spring, and approximately 150 workers would be furloughed or laid off.”
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 137,000 railcars.